Exhibit 16

LETTER OF ERNST & YOUNG LLP

December 16, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Employees’ Stock Purchase Plan of Universal Leaf Tobacco Company,

Incorporated and Designated Affiliated Companies;

Commission File No. 1-652

Gentlemen:

We have read Item 4.01 of Form 8-K dated December 16, 2005 of the Employees’ Stock Purchase Plan of Universal Leaf Tobacco Company, Incorporated and Designated Affiliated Companies and are in agreement with the statements contained in the first, second, third, fourth, and fifth paragraphs in Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP